Exhibit 10.4
HOLLY CORPORATION
RESTRICTED STOCK UNIT AGREEMENT
     This Restricted Stock Unit Agreement (the “Agreement”) is made and entered into by and between HOLLY CORPORATION, a Delaware corporation (the “Company”), and _________ (the “Director”). This Agreement is entered into as of the 8th day of May, 2008 (the “Date of Grant”).
WITNESSETH:
     WHEREAS, the Company has adopted the HOLLY CORPORATION LONG-TERM INCENTIVE COMPENSATION PLAN (the “Plan”) to attract, retain and motivate employees, directors and consultants; and
     WHEREAS, the Compensation Committee (the “Committee”) believes that entering into this Agreement with the Director is consistent with the stated purposes for which the Plan was adopted.
     NOW, THEREFORE, in consideration of the services rendered by the Director, it is agreed by and between the Company and the Director, as follows:
     1. Grant. The Company hereby grants to the Director as of the Date of Grant an award of 2,934 restricted stock units (the “Restricted Stock Units”), subject to the terms and conditions set forth in this Agreement.
     2. Account.
     (a) The Company shall credit to a bookkeeping account (the “Account”) maintained by the Company for the Director’s benefit the Restricted Stock Units, each of which shall be deemed to be the equivalent of one Share.
     (b) In the event the Company declares and pays a dividend in respect of its outstanding Shares and, on the record date for such dividend, the Director holds Restricted Stock Units granted pursuant to this Agreement that have not been settled, the Company shall pay to the Director an amount in cash equal to the cash dividends the Director would have received if the Director were the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended), as of such record date, of the number of Shares related to the portion of the Director’s Restricted Stock Units that have not been settled as of such record date, such payment to be made on or promptly following the date that the Company pays such dividend; provided that in no event shall a dividend equivalent payment provided pursuant to this Section 2(b) be made later than 30 days following the date on which the Company pays any such dividend.

     3. Vesting.
     (a) All of the Restricted Stock Units shall initially be unvested. During the 12-month period following the Date of Grant, 25% of the Restricted Stock Units shall become vested as of the end of each 3-month period following the Date of Grant, provided the Director has continued serving as a member of the Board until the end of such 3-month period. All of the Restricted Stock Units credited to the Account shall become fully vested upon the occurrence of a Change in Control, provided the Director is then serving as a member of the Board.
     (b) In the event the Director ceases to serve as a member of the Board, other than as a result of death, total and permanent disability, or retirement, as provided in this Section 3(b), the Restricted Stock Units credited to the Account that were not vested on the date of such cessation of service shall be immediately forfeited. In the event of the Director’s death, total and permanent disability, as determined by the Compensation Committee, in its sole discretion, or retirement, in accordance with the retirement policy of the Company regarding Board members, before lapse of all restrictions pursuant to Section 3(a) above, the Director shall be fully vested with all of the Restricted Stock Units credited to the Account on such date. The Director or his designated beneficiary or estate will have no right to any Restricted Stock Units that remain subject to restrictions, and those Restricted Stock Units will be forfeited.
     (c) For purposes of this Agreement, a “Change in Control” shall occur if:
     (i) Any Person or Group acquires stock of the Company that, together with stock held by such Person or Group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. However, if any Person or Group is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same Person or Group is not considered to cause a Change in Control. An increase in the percentage of stock owned by any Person or Group as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this subsection. This subsection applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction;
     (ii) Any Person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group) ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company. However, if any Person or Group is considered to own 35% of the total voting power of the stock of the Company, the acquisition of additional stock by the same Person or Group is not considered to cause a Change in Control;
     (iii) A majority of members of the Company’s Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of the appointment or election; or
     (iv) Any Person or Group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. However, no Change in Control shall be deemed to occur under this subsection (d) as a result of a transfer to:
     (A) A shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;
     (B) An entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;
     (C) A Person or Group that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or
     (D) An entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (C) above.
For these purposes, the term “Person” shall mean an individual, corporation, association, joint stock company, business trust or other similar organization, partnership, limited liability company, joint venture, trust, unincorporated organization or government or agency, instrumentality or political subdivision thereof. The term “Group” shall have the meaning set forth in Treasury Regulation Section 1.409A-3(i)(5)(v)(B), or any successor thereto in effect at the time a determination of whether a Change of Control has occurred is being made. In addition, the provisions of Section 318(a) of the Code regarding the constructive ownership of stock will apply to determine stock ownership; provided, that stock underlying unvested options (including options exercisable for stock that is not substantially vested) will not be treated as owned by the individual who holds the option.

     4. Payment of Restricted Stock Units.
     (a) The Company shall make a lump sum payment in Shares to the Director (or, as applicable, to the Director’s Beneficiary) equal to the number of vested Restricted Stock Units credited to the Account, as of the earlier of: (i) in the month following the Director’s cessation of service as a member of the Board for any reason, (ii) within 30 days following the death of the Director, (iii) within 30 days following a Change in Control, or (iv) on the third anniversary of the Date of Grant.
     (b) The Director may elect to change the payment event set forth in clause (iv) of paragraph (a) of this Section 4 by written notice to the Company, on such form as prescribed by the Committee, and, except as provided in paragraph (c) of this Section 4, in accordance with the following requirements of Treasury Regulation Section 1.409A-2(b)(1):
     (i) The election will not take effect for at least 12 months after the date on which the election is made (i.e., the election must be made at least 12 months in advance of the payment date being elected);
     (ii) The new payment event must be at least five years after the date the payment would have otherwise been made to the Director; and
     (iii) The election must be made not less than 12 months before the date the payment is otherwise scheduled to be paid.
     (c) Upon a person becoming a Director for the first time, an election to change the payment event set forth in clause (iv) of paragraph (a) of this Section 4 may be made within 30 days following the Date of Grant pursuant to Treasury Regulation Section 1.409A-2(a)(7); provided, however, that the election will not be applicable to the portion of the Restricted Stock Units, if any, with respect to which the 3-month vesting period begins prior to the date the election is made.
     5. Adjustment in Number of Restricted Stock Units. The number of Restricted Stock Units subject to this Agreement shall be adjusted to reflect stock dividends, stock splits or other changes in the capital structure of the Company, all in accordance with the Plan. In the event that the outstanding Shares of the Company are exchanged for a different number or kind of shares or other securities, or if additional, new or different shares are distributed with respect to the Shares through merger, consolidation, or sale of all or substantially all of the assets of the Company, there shall be substituted for the Shares under the Restricted Stock Units subject to this Agreement the appropriate number and kind of shares of new or replacement securities as determined in the sole discretion of the Committee, subject to the terms and provisions of the Plan.
     6. Nontransferability of Agreement. This Agreement and all rights under this Agreement shall not be transferable by the Director during the Director’s life other than by will or pursuant to applicable laws of descent and distribution. Any rights and privileges of the Director in connection herewith shall not be transferred, assigned, pledged or hypothecated by the Director or by any other person or persons, in any way, whether by operation of law, or otherwise, and shall not be subject to execution, attachment, garnishment or similar process. In the event of any such occurrence, this Agreement shall automatically be terminated and shall thereafter be null and void. Notwithstanding the foregoing, all or some of the Restricted Stock Units or rights under this Agreement may be transferred to a spouse pursuant to a domestic relations order issued by a court of competent jurisdiction.
     7. Delivery of Shares. No Shares shall be delivered pursuant to this Agreement until the approval of any governmental authority required in connection with this Agreement, or the issuance of Shares hereunder, has been received by the Company.
     8. Securities Act. The Company shall have the right, but not the obligation, to cause the Shares payable under this Agreement to be registered under the appropriate rules and regulations of the Securities and Exchange Commission. The Company shall not be required to deliver any Shares hereunder if, in the opinion of counsel for the Company, such delivery would violate the Securities Act of 1933 or any other applicable federal or state securities laws or regulations.
     9. Definitions; Copy of Plan. To the extent not specifically provided herein, all terms used in this Agreement shall have the same meanings ascribed to them in the Plan. By the execution of this Agreement, the Director acknowledges receipt of a copy of the Plan. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any applicable law, then such provision will be deemed to be modified to the minimum extent necessary to render it legal, valid and enforceable; and if such provision cannot be so modified, then this Agreement will be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties will be construed and enforced accordingly.
     10. Administration. This Agreement shall at all times be subject to the terms and conditions of the Plan. The Committee shall have sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the majority of the Committee with respect thereto and this Agreement shall be final and binding upon the Director and the Company. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.
     11. Continuation as Director. This Agreement shall not be construed to confer upon the Director any right to continue to serve as a member of the Board.
     12. Governing Law. This Agreement shall be interpreted and administered under the laws of the State of Texas, without giving effect to any conflict of laws provisions.
     13. Amendments. This Agreement may be amended only by a written agreement executed by the Company and the Director. Any such amendment shall be made only upon the mutual consent of the parties, which consent (of either party) may be withheld for any reason.
     14. No Liability for Good Faith Determinations. The Company and the members of the Committee and the Board shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Restricted Stock Units granted hereunder.
     15. No Guarantee of Interests. The Board and the Company do not guarantee the Shares from loss or depreciation.
     16. Compliance with Section 409A of the Code. This Agreement is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. Payment under this Agreement shall be made in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. The applicable provisions of Section 409A of the Code are hereby incorporated by reference and shall control over any contrary provisions herein that conflict therewith.
     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officers thereunto duly authorized, and the Director has set his hand effective as of the date and year first above written.

HOLLY CORPORATION
By:
Matthew P. Clifton
Chief Executive Officer

Director